UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2007

Glowpoint, Inc.
(Exact name of registrant as specified in its Charter)

Delaware	0-25940	77-0312442
(State or other jurisdiction	(Commission	(I.R.S Employer
of incorporation)	File Number)	Identification No.)

225 Long Avenue, Hillside, NJ	07205
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (312) 235-3888

Not Applicable
(Former name or former address, if changed since last report)

Item 2.02.  Results of Operations and Financial Condition

Glowpoint is publishing its consolidated financial statements for the years ended December 31, 2005 and 2004 via this Report on Form 8-K. The consolidated financial statements, attached hereto as Exhibit 99.1, are incorporated herein by reference. Because we are currently unable to complete the restatement of our consolidated financial statements for 2003, we are not able to file an amended Report on Form 10-K. Accordingly, we are furnishing this information via Form 8-K.

Set forth below is the Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 2005 and 2004. We have also issued a press release dated February 23, 2007 announcing the availability of our consolidated financial statements for the years ended December 31, 2005 and 2004. A copy of the press release is furnished as Exhibit 99.2.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements for the years ended December 31, 2005 and 2004 and the notes attached hereto as an exhibit. All statements contained herein that are not historical facts, including, but not limited to, statements regarding anticipated future capital requirements, our future development plans, our ability to obtain debt, equity or other financing, and our ability to generate cash from operations, are based on current expectations. The discussion of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and involve factors, risks and uncertainties that may cause our actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services, the nonexclusive and terminable at will nature of sales agent agreements, rapid technological change affecting demand for our services, competition from other video communication service providers, and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission.

Overview

Glowpoint, Inc. ("Glowpoint" or "we" or "us"), a Delaware corporation, provides comprehensive video communications services over its carrier-grade IP-based subscriber network enabling users to connect across the United States, as well as to business centers around the world. Prior to 2004, Glowpoint, then known as Wire One Technologies, Inc., sold substantially all of the assets of its video solutions (VS) business to an affiliate of Gores Technology Group (“Gores”). See Note 3 to the consolidated financial statements for further information.

In April 2004, we entered into an agreement with Tandberg, Inc. (“Tandberg”), a wholly owned subsidiary of Tandberg ASA, a global provider of visual communications solutions. As part of the agreement, we acquired for $1.00 certain assets and the customer base of Tandberg-owned Network Systems LLC (successor to the NuVision Companies). Network Systems customers, primarily ISDN-based video users, obtained immediate access to our video bridging and webcasting services. As part of the agreement, Tandberg's corporate use of IP video communications and other telecommunications services, formerly purchased through Network Systems, is being provided exclusively by us under a multi-year agreement. In addition, we assumed contractual commitments with AT&T, MCI and Sprint from Network Systems LLC, which were subsequently consolidated into new agreements with these carriers. For accounting purposes, such commitments did not result in any additional asset or liability recognition. Tandberg named the Glowpoint Certified Program as a recognized external testing partner for its hardware and software products. The transaction was accounted for following purchase accounting under Statement of Financial Accounting Standard (“SFAS”) No. 141, “Business Combinations”. In applying SFAS No. 141, the fair value of tangible assets acquired and liabilities assumed were nominal. Accordingly, we did not record any value of intangible assets acquired.

On December 7, 2004, we entered into a strategic partnership with Integrated Vision, an Australian video conferencing solution provider with a dedicated IP-based network for global video communications. The agreement is our first international interconnection agreement for “Glowpoint Enabling” an existing IP communications network, i.e., delivering our patent-pending video communication applications over a partner's existing IP bandwidth. Integrated Vision is responsible for the sales, marketing, operations and customer support of the Glowpoint branded service in Australia.

In March 2005, we entered into a strategic alliance with Sony Electronics, Inc. (“Sony”) to create and launch a complete, Sony-customized, user-friendly video communication solution focused on broadening the use of IP-based video in and out of traditional office environments. Initially, the relationship focused on creating a unique video experience for Sony customers by "private labeling" Glowpoint's features and services for Sony. The two companies launched a number of initiatives, including broadcast solutions and an Internet-Based video service called IVE (an acronym for Instant Video Everywhere). We developed and own IVE, but branded it for Sony as part of this initiative. In March 2006, Glowpoint and Sony modified and renewed their agreements to limit the focus to providing solutions for the broadcast market, which the parties believe has the most promise for near-term success.

In February 2006, we signed a separate agreement with Sony of Canada Ltd. to promote and resell our services, including the IVE video service. The IVE video service is now branded "Glowpoint’s IVE”.

In March 2005, we announced a settlement agreement with Gores, resolving the outstanding disputes relating to the sale of the assets of our VS business to Gores in September 2003. The agreement also covered Gores' acquisition of V-SPAN Inc. in November 2004. Pursuant to the terms of the settlement agreement, Gores paid us $2,750,000 and released to us the $335,000 that was escrowed at the closing of the asset sale. Also as part of the settlement, we dismissed our lawsuit against Gores relating to the V-SPAN acquisition.

In March 2005, 83.333 shares of our outstanding Series B convertible preferred stock and accrued dividends of $183,000 were exchanged for 1,333,328 shares of our common stock and warrants to purchase 533,331 shares of our common stock with an excess aggregate fair value of $1,167,000. We recognized deemed dividends of $1,167,000 during the 2005 period in connection with the warrants and a reduced conversion price, which were offered as an inducement to convert.

In March 2005, we entered into a common stock purchase agreement with several unrelated institutional investors in connection with the offering of (i) an aggregate of 6,766,667 shares of our common stock and (ii) warrants to purchase up to an aggregate of 2,706,667 shares of our common stock. We received proceeds from this offering of $10,150,000, less our expenses relating to the offering, which were $774,000, a portion of which represents investment advisory fees totaling $711,000 to Burnham Hill Partners, our financial advisor. The warrants are exercisable for a five-year period, are subject to anti-dilution protection (minimum price of $1.61) and have an initial exercise price of $2.40 per share. The warrants may be exercised by cash payment of the exercise price or by "cashless exercise”. As a result of the March and April 2006 financing, the exercise price of the warrants have been adjusted to $1.79. The exercise price of the warrants would be further adjusted to $1.64 if the Series B warrants included in the March and April 2006 financing become exercisable.

In May 2005, we engaged, for a six month period, Burnham Hill Partners to advise us with respect to potential strategic transactions, which might have included an acquisition, partnership, strategic alliance merger or sale. As consideration for the engagement, we agreed to issue warrants to Burnham Hill Partners to purchase 100,000 shares of our common stock. The warrants are exercisable for a five-year period, have an exercise price of $1.50 per share and may be exercised by cash payment of the exercise price or by "cashless exercise”. In addition, we extended the expiration date of warrants held by Burnham Hill Partners to purchase 130,500 shares of common stock from June 2005 and August 2006 to December 2009. We accounted for the transaction using the fair value based method, which resulted in an expense of $196,000. As part of the March and April 2006 financing, the exercise price of the warrants with Burnham Hill Partners have been adjusted to $0.65. There would be no further adjustment to the exercise price of the warrants if the Series B warrants included in the March and April 2006 financing become exercisable.

In March 2006, we implemented a corporate restructuring plan designed to reduce certain operating, sales and marketing and general and administrative costs. The costs of this restructuring, approximately $1,200,000, will be recorded in the first quarter of 2006. As part of the restructuring initiative, we implemented management changes, including the departure of certain employees and the promotion of Michael Brandofino to Chief Operating Officer with principal responsibility for the implementation and management of the restructuring plan. David Trachtenberg, President and Chief Executive Officer since October 2003, and Gerard Dorsey, Executive Vice President and Chief Financial Officer since December 2004, left Glowpoint in April 2006 to pursue other opportunities. In connection with their separation, Messrs. Trachtenberg and Dorsey will be paid severance based upon their employment agreements of approximately $500,000 and $155,000, respectively, over the following year and receive other benefits (e.g., accelerated vesting of restricted stock or options) valued at approximately $180,000 and $9,000, respectively. The amount to be paid to them is a portion of the $1,200,000 of restructuring costs recorded in the first quarter of 2006. In April 2006, Mr. Brandofino was appointed President and Chief Executive Officer and a member of the Board of Directors, Edwin Heinen was appointed Chief Financial Officer, and Joseph Laezza was appointed Chief Operating Officer.

In March and April 2006, we issued senior secured convertible notes and warrants in a private placement offering to private investors. In the transaction, we issued $6,180,000 aggregate principal amount of our 10% Senior Secured Convertible Notes (“Notes”), Series A warrants to purchase 6,180,000 shares of common stock at an exercise price of $0.65 per share and Series B warrants to purchase 6,180,000 shares of common stock at an exercise price of $0.01 per share. Both warrants are subject to certain anti-dilution protection. The Series B warrants only become exercisable if we fail to achieve positive operating income, determined in accordance with generally accepted accounting principles, excluding restructuring and non-cash charges, in the fourth quarter of 2006. In addition, the Series B warrants will be cancelled if we consummate a strategic transaction or repay the Notes prior to the date we make our consolidated financial statements for the fourth quarter of 2006 available to the public. We also agreed to reduce the exercise price of 3,624,710 previously issued warrants held by the investors in this offering to $0.65 from a weighted average price of $3.38, and to extend the expiration date of any such warrants to no earlier than three years after the offering date. The new weighted average expiration date of the warrants will be 3.5 years from a previous weighted average expiration date of 2.9 years. Our costs related to the issuance of the notes were approximately $568,000, a portion of which represents placement fees of $494,000 to Burnham Hill Partners, our placement agent. In addition, we issued to Burnham Hill Partners placement agent warrants to purchase 618,000 shares of our common stock at an exercise price of $0.55 per share. The warrants are subject to certain anti-dilution protection. The $5,612,000 net proceeds of the offering will be used to support our corporate restructuring program and for working capital.

The Notes bear interest at 10% per annum, mature on September 30, 2007 and are convertible into common stock at a conversion rate of $0.50 per share. The Series A and Series B warrants are exercisable for a period of 5 years.

We are evaluating the accounting treatment of this transaction, including consideration of applicable accounting standards for derivative instruments.  We are also evaluating the effect on the conversion price of our Series B convertible preferred stock and the exercise price of outstanding warrants that are subject to anti-dilution adjustments occasioned by this transaction.

Results of Operations

The following table sets forth, for the years ended December 31, 2005 and 2004, the percentages of revenues represented by selected items reflected in our consolidated statements of operations. The comparisons of financial results are not necessarily indicative of future results:

	2005	2004
Revenue	100.0%	100.0%
Cost of revenue	84.5	101.0
Gross margin (loss)	15.5	(1.0)
Operating expenses:
Research and development	7.0	6.8
Sales and marketing	22.7	20.6
General and administrative	79.6	79.4
Total operating expenses	109.3	106.8
Loss from operations before other (income) expense	(93.8)	(107.8)
Other (income) expense:
Gain on settlement with Gores	(2.1)	—
Interest income, net	(0.6)	(0.2)
Increase in fair value of derivative financial instrument	1.5	0.8
Other income	—	(31.5)
Gain on marketable equity securities	—	(0.8)
Amortization of discount on subordinated debentures	—	16.7
Loss on exchange of debt	—	4.7
Amortization of deferred financing costs	—	2.8
Total other income, net	(1.2)	(7.5)
Net loss	(92.6)	(100.3)
Preferred stock dividends	1.8	2.3
Preferred stock deemed dividends	7.2	—
Net loss attributable to common stockholders	(101.6)%	(102.6)%

Year ended December 31, 2005 (the “2005 period”) compared to year ended December 31, 2004 (the “2004 period”)

Revenue - Revenue increased by $1,868,000, or 11.8%, to $17,735,000 in the 2005 period from $15,867,000 in the 2004 period. Subscription and related revenue (which includes contractual revenue related to the Network Services customer base, formerly known as NuVision) increased $998,000, or 9.7%, to $11,245,000 in the 2005 period from $10,247,000 in the 2004 period. Contractual revenue related to the Network Services customer base was $287,000 in the 2005 period and $283,000 in the 2004 period. We began receiving revenue from this customer base when we acquired it from Tandberg in April 2004. Non-subscription revenue consisting of bridging, events and other one-time fees increased $870,000, or 15.5%, to $6,490,000 in the 2005 period from $5,620,000 in the 2004 period. The growth in non-subscription revenue was the result of an increase of $602,000, or 24.4%, to $3,072,000 in the 2005 period in revenue from the Network Services customer base from $2,470,000 in the 2004 period.

Cost of revenues - Cost of revenue decreased by $1,035,000, or 6.5%, to $14,984,000 in the 2005 period from $16,019,000 in the 2004 period. The decline in costs as a percentage of revenue in the 2005 period is the result of the renegotiation of rates and the migration of service to lower cost providers where possible. For the 2005 period, additional revenue associated with the Network Services customer base, which began in the second quarter of 2004, resulted in increased gross margins. This decline in cost of goods sold and the additional revenue caused our gross margin to increase to 15.5% in the 2005 period from a negative 1.0% in the 2004 period. The rate of increase in our gross margin percentage is not indicative of results expected to be achieved in subsequent periods.

Research and development - Research and development expenses, which include the costs of the personnel in this group, the equipment they use and their use of the network for development projects, increased by $164,000, or 15.2%, to $1,242,000 in the 2005 period from $1,078,000 in the 2004 period. The increase was a result of increased staffing levels and increased usage of outside contractors to meet the demand for application development in conjunction with new product development for us and certain of our partners. Research and development expenses, as a percentage of revenue, were 7.0% for the 2005 period versus 6.8% for the 2004 period.

Sales and marketing - Sales and marketing expenses, which include sales salaries, commissions, overhead and marketing costs, increased $763,000, or 23.4%, to $4,028,000 in the 2005 period from $3,265,000 in the 2004 period. The primary causes of the increase in costs for the 2005 period were a $315,000 increase in salaries, benefits and travel costs resulting from the addition of a direct sales force of 11 employees and an increase of $277,000 in marketing expense associated with a sales lead generation program and other initiatives. Sales and marketing expenses, as a percentage of revenue, were 22.7% for the 2005 period versus 20.6% for the 2004 period.

General and administrative - General and administrative expenses, which includes direct corporate expenses related to costs of personnel in the various corporate support categories, including executive, finance, human resources and information technology increased $1,522,000, or 12.1%, in the 2005 period to $14,120,000 from $12,598,000 in the 2004 period. The primary components of the increase were $1,227,000 for professional fees incurred in connection with the restatement of our consolidated financial statements and the related audit committee investigation, $1,175,000 in salaries and benefits related to executive management and increased staffing levels, $306,000 for increased equipment rentals and communication costs and $196,000 of financial advisory fees. These increases were partially offset by a reduction of $598,000 in consulting fees, $283,000 in bad debt expense, $212,000 in travel costs and $180,000 in legal fees (excluding those related to the restatement and audit committee investigation). General and administrative expenses include (i) estimated sales and use taxes, regulatory fees and related penalties and interest and (ii) a tax obligation of a predecessor of Glowpoint which totaled $1.1 million for each period in 2005 and 2004. Sales taxes and regulatory fees are supposed to be, or are routinely, collected from customers and remitted to the applicable authorities in certain circumstances. We have not been collecting and remitting such taxes and regulatory fees and as a result our general and administrative expenses include costs for such matters that would otherwise not have been incurred. General and administrative expenses, as a percentage of revenue, were 79.6% in the 2005 period versus 79.4% in the 2004 period.

Other income - Other income of $333,000 in the 2005 period principally reflects a $379,000 gain on the settlement of an amount owed to Gores and $97,000 of net interest income and partially reduced by $271,000 for the increase in the fair value of derivative financial instrument. Other income of $1,186,000 for the 2004 period principally reflects a $5,000,000 gain recognized in connection with the acquisition by Gores of V-SPAN, pursuant to our agreement with Gores and a $132,000 gain on the sale of marketable equity securities received in the settlement of an accounts receivable, partially reduced by $2,650,000 amortization of discount on subordinated debentures and $448,000 of related deferred financing costs, a $743,000 loss on exchange of the debentures for Series B convertible preferred stock, common stock and a modification to warrants and $134,000 for the increase in the fair value of derivative financial instrument.

Preferred stock dividends - We recognized dividends of $315,000 for the 2005 period and $369,000 for the 2004 period. The March 2005 exchange of 83.333 shares of our outstanding Series B convertible preferred stock for 1,333,328 shares of our common stock and warrants to purchase 533,331 shares of our common stock caused the decrease in dividends in the 2005 period. In the 2004 period dividends were based on 203.667 outstanding shares of our Series B convertible preferred stock.

Preferred stock deemed dividends - We recognized deemed dividends of $1,167,000 for the 2005 period in connection with warrants and a reduced conversion price, which were offered as an inducement to convert our Series B convertible preferred stock. In addition, we recognized deemed dividends of $115,000 in the 2005 period in connection with an anti-dilution adjustment to the conversion price of our Series B convertible preferred stock resulting from our March 2005 financing. There were no deemed dividends previously reported.

Income taxes - No provision for income taxes was required in the 2005 and 2004 period.

Net loss - Net loss attributable to common stockholders was $18,031,000 or $0.41 per basic and diluted share in the 2005 period. Before giving effect to the preferred stock dividends on Series B convertible preferred stock and the deemed dividends, we reported a net loss of $16,434,000 for the 2005 period. For the 2004 period, the net loss attributable to common stockholders was $16,276,000, or $0.45 per basic and diluted share. Before giving effect to the preferred stock dividends on Series B convertible preferred stock, we reported a net loss of $15,907,000 for the 2004 period.

Liquidity and Capital Resources

Our primary liquidity requirements include capital expenditures and working capital needs. See also, “Commitments and Contractual Obligations” below. We fund our liquidity requirements primarily through existing cash and, to the extent necessary and available, through issuing equity or debt. We believe that our available capital as of December 31, 2005 and the proceeds of the March and April 2006 financings, together with our restructured operating activities, will enable us to continue as a going concern through December 31, 2006.

Cash flows

At December 31, 2005, we had a working capital deficit of $3,526,000, compared to a positive working capital position of $2,158,000 at December 31, 2004, a reduction of $5,684,000. We had $2,023,000 in cash and cash equivalents at December 31, 2005, compared to $4,497,000 at December 31, 2004. The $2,474,000 decrease in cash and cash equivalents primarily resulted from $13,668,000 of net cash used in operating activities and the purchase of $1,308,000 of property, equipment and leasehold improvements, which was partially offset by $9,376,000 of net proceeds from the March 2005 private placement offering of common stock and $3,087,000 from the Gores settlement.

In February 2004, we raised net proceeds of $12,480,000 in a private placement offering of 6,100,000 shares of our common stock at $2.25 per share. We also issued warrants to purchase 1,830,000 shares of our common stock at an exercise price of $2.75 per share. The warrants expire on August 17, 2009. The warrants are subject to certain anti-dilution protection (minimum price of $2.60) and as a result of the March 2005 financing, the exercise price was reduced to $2.60 (the incremental fair value was nominal). In addition, we issued to our placement agent five and a half year warrants to purchase 427,000 shares of common stock at an exercise price of $2.71 per share. The placement agent warrants are subject to certain anti-dilution protection (minimum price of $2.60) and as a result of the March 2005 financing, the exercise price was reduced to $2.60.

In March 2005, we entered into a common stock purchase agreement with several unrelated institutional investors in connection with the offering of (i) an aggregate of 6,766,667 shares of our common stock and (ii) warrants to purchase up to an aggregate of 2,706,667 shares of our common stock. We received proceeds from this offering of $10,150,000, less our expenses relating to the offering, which were $774,000, a portion of which represents investment advisory fees totaling $711,000 to Burnham Hill Partners, our financial advisor. The warrants are exercisable for a five-year period, are subject to anti-dilution protection (minimum price of $1.61) and have an initial exercise price of $2.40 per share. The warrants may be exercised by cash payment of the exercise price or by "cashless exercise”. As part of the March and April 2006 financing, the exercise price of the warrants with Burnham Hill Partners have been adjusted to $1.79. The exercise price of the warrants would be further adjusted to $1.64 if the Series B warrants included in the March and April 2006 financing become exercisable.

In March and April 2006, we issued senior secured convertible notes and warrants in a private placement offering to private investors. In the transaction, we issued $6,180,000 aggregate principal amount of our 10% Senior Secured Convertible Notes (“Notes”), Series A warrants to purchase 6,180,000 shares of common stock at an exercise price of $0.65 per share and Series B warrants to purchase 6,180,000 shares of common stock at an exercise price of $0.01 per share. Both warrants are subject to certain anti-dilution protection. The Series B warrants only become exercisable if we fail to achieve positive operating income, determined in accordance with generally accepted accounting principles, excluding restructuring and non-cash charges, in the fourth quarter of 2006. In addition, the Series B warrants will be cancelled if we consummate a strategic transaction or repay the Notes prior to the date we make our consolidated financial statements for the fourth quarter of 2006 available to the public. We also agreed to reduce the exercise price of 3,624,710 previously issued warrants held by the investors in this offering to $0.65 from a weighted average price of $3.38, and to extend the expiration date of any such warrants to no earlier than three years after the offering date. The new weighted average expiration date of the warrants will be 3.5 years from a previous weighted average expiration date of 2.9 years. Our costs related to the issuance of the notes were approximately $568,000, a portion of which represents placement fees of $494,000 to Burnham Hill Partners, our placement agent. In addition, we issued to Burnham Hill Partners placement agent warrants to purchase 618,000 shares of our common stock at an exercise price of $0.55 per share. The warrants are subject to certain anti-dilution protection. The $5,612,000 net proceeds of the offering will be used to support our corporate restructuring program and for working capital.

The Notes bear interest at 10% per annum, mature on September 30, 2007 and are convertible into common stock at a conversion rate of $0.50 per share. The Series A and Series B warrants are exercisable for a period of 5 years.

Net cash used in operating activities was $13,668,000 for the 2005 period and $11,430,000 for the 2004 period. For the 2005 period, the primary components of the net cash usage were the net loss of $16,434,000 which was increased by a non-cash gain on the settlement with Gores of $379,000, a $299,000 increase in accounts receivable and a $247,000 decrease in accounts payable and accrued expenses and reduced by depreciation and amortization expense of $2,294,000, equity-based compensation of $930,000, a $271,000 increase in the estimated fair value of the derivative financial instrument and an increase in deferred revenue of $109,000. For the 2004 period, the primary components of the net cash usage were the net loss of $15,907,000, an increase in the amount due from Gores of $5,539,000 and an increase of $193,000 in other assets, partially reduced by amortization of discount on subordinated debentures of $2,650,000, depreciation and amortization of $2,236,000, an increase of $2,196,000 in accounts payable and accrued expenses, equity-based compensation of $880,000, a loss on exchange of debt of $743,000, a decrease of $496,000 in accounts receivable, amortization of deferred financing costs of $448,000, a decrease of $415,000 in prepaid expenses and other current assets and an increase in the estimated fair value of the derivative financial instrument of $134,000.

Net cash provided by investing activities was $1,779,000 for the 2005 period and net cash used in investing activities was $1,097,000 for the 2004 period. For the 2005 period the receipt of $3,087,000 collected in March 2005 as a result of the settlement with Gores (including $337,000 previously held in escrow) was partially offset by the purchase of property, equipment and leasehold improvements totaling $1,308,000. For the 2004 period the purchase of property, equipment and leasehold improvements totaled $1,097,000. The Glowpoint network is currently built out to handle the anticipated level of subscriptions without significant expansion through at least 2007.

Cash provided by financing activities for the 2005 and 2004 periods was $9,415,000 and $12,919,000, respectively. Financing activities for the 2005 period and 2004 period included receipt of the $9,376,000 and $11,316,000, respectively of net proceeds from the private placement offerings of common stock and warrants. The 2004 period includes $1,164,000 of proceeds attributable to a derivative financial instrument. For the 2005 and 2004 periods the exercise of stock options netted proceeds of $74,000 and $570,000, respectively. Offsetting these proceeds were payments in the 2005 period and 2004 period on capital lease obligations of $35,000 and $131,000, respectively.

Commitments and Contractual Obligations

The following table summarizes our contractual cash obligations and commercial commitments at December 31, 2005, and the effect such obligations are expected to have on liquidity and cash flow in future periods (in thousands).

Contractual Obligations:	Total	2006	2007	2008	2009
Purchase obligations (1)	$11,084	$5,469	$2,440	$2,006	$1,169
Operating lease obligations	574	441	127	3	3
Total	$11,658	$5,910	$2,567	$2,009	$1,172

(1) Under agreements with providers of infrastructure and access circuitry for our network, we are obligated to make payments under commitments ranging from 0-5 years.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States. Preparing consolidated financial statements in accordance with accounting principles generally accepted in the United States requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclose contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Our significant accounting policies are described in Note 2 to our consolidated financial statements attached hereto. We believe the following critical accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

We recognize service revenue, including amounts related to surcharges charged by our carriers, related to our network subscriber service and the multipoint video and audio bridging services as service is provided. Because the non-refundable, upfront activation fees charged to the subscribers do not meet the criteria as a separate unit of accounting, they are deferred and recognized over a twenty-four month period (the estimated life of the customer relationship). At December 31, 2005 and 2004, we had deferred activation fees of $308,000 and $266,000, respectively and related installation costs of $63,000 and $66,000, respectively. Revenues derived from other sources are recognized when services are provided or events occur.

Allowance for Doubtful Accounts

We record an allowance for doubtful accounts based on specifically identified amounts that we believe to be uncollectible. We also record additional allowances based on certain percentages of our aged receivables, which are determined based on historical experience and our assessment of the general financial conditions affecting our customer base. If our actual collections experience changes, revisions to our allowance may be required. After all attempts to collect a receivable have failed, we write off the receivable against the allowance.

Long-Lived Assets

We evaluate impairment losses on long-lived assets used in operations, primarily fixed assets, when events and circumstances indicate that the carrying value of the assets might not be recoverable in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. For purposes of evaluating the recoverability of long-lived assets, the undiscounted cash flows estimated to be generated by those assets are compared to the carrying amounts of those assets. If and when the carrying values of the assets exceed their fair values, the related assets will be written down to fair value.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R which addresses the accounting for transactions in which a company receives employee services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company's equity instruments or that may be settled by the issuance of such equity instruments. It eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25 and generally requires that such transactions be accounted for using a fair-value-based method. As permitted by the current SFAS No. 123, "Accounting for Stock-Based Compensation", we have been accounting for share-based compensation to employees using APB Opinion No. 25's intrinsic value method and, as such, we generally recognize no compensation cost for employee stock options. We are required to adopt SFAS No. 123R effective January 1, 2006. The impact of adopting SFAS No. 123R can not currently be estimated since it will depend on future share based awards.

In December 2004, the FASB issued SFAS No. 153, "Exchange of Nonmonetary Assets", an amendment of APB Opinion No. 29, "Accounting for Nonmonetary Transactions". SFAS No. 153 is based on the principle that exchange of nonmonetary assets should be measured based on the fair market value of the assets exchanged. SFAS No. 153 eliminates the exception of nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. We are currently evaluating the provisions of SFAS No. 153 and do not believe that the adoption of SFAS No. 153 will have a material impact on our consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3”. This Statement replaces APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement is effective for fiscal periods beginning after December 15, 2005 and is not expected to have a significant impact on our consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No. 133 and SFAS No. 140, and addresses issues raised in SFAS No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company does not believe it will be materially affected by the adoption of SFAS No. 155.

In June 2006, issued interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An interpretation of FASB Statement No. 109", regarding accounting for, and disclosure of, uncertain tax positions. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact FIN No. 48 will have on its results of operations and financial position.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, "Considering the Effects on Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements". SAB No. 108 requires registrants to quantify errors using both the income statement method (i.e. iron curtain method) and the rollover method and requires adjustment if either method indicates a material error. If a correction in the current year relating to prior year errors is material to the current year, then the prior year financial information needs to be corrected. A correction to the prior year results that are not material to those years would not require a "restatement process" where prior financials would be amended. SAB No. 108 is effective for fiscal years ending after November 15, 2006. We do not anticipate that SAB No. 108 will have a material effect on our financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements", to define fair value, establish a framework for measuring fair value in accordance with generally accepted accounting principles, and expand disclosures about fair value measurements. SFAS No. 157 will be effective for fiscal years beginning after November 15, 2007, the beginning of the Company's 2008 fiscal year. The Company is assessing the impact the adoption of SFAS No. 157 will have on the Company's financial position and results of operations.

In September 2006, FASB issued SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans". SFAS No. 158 requires the recognition of the funded status of a benefit plan in the balance sheet; the recognition in other comprehensive income of gains or losses and prior service costs or credits arising during the period but which are not included as components of periodic benefit cost; the measurement of defined benefit plan assets and obligations as of the balance sheet date; and disclosure of additional information about the effects on periodic benefit cost for the following fiscal year arising from delayed recognition in the current period. In addition, SFAS No. 158 amends SFAS No. 87, "Employers' Accounting for Pensions", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", to include guidance regarding selection of assumed discount rates for use in measuring the benefit obligation. SFAS No. 158 is effective for our year ending December 31, 2006. The Company is not currently able to quantify the effects of the adoption of SFAS No. 158 since actual amounts will depend on year-end calculations.

In February, 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

Inflation

We do not believe inflation had a material adverse effect on the consolidated financial statements for the periods presented.

Quantitative and qualitative disclosures about market risk

We have exposure to interest rate risk related to our cash equivalents portfolio. The primary objective of our investment policy is to preserve principal while maximizing yields. Our cash equivalents portfolio is short-term in nature; therefore changes in interest rates will not materially impact our consolidated financial condition. However, such interest rate changes can cause fluctuations in our results of operations and cash flows. There are no other material qualitative or quantitative market risks particular to us.

Controls and Procedures

This Form 8-K should be read in conjunction with our March 31, 2005, June 30, 2005 and September 30, 2005 Quarterly Reports on Forms 10-Q/A, which were filed with the Securities and Exchange Commission on January 31, 2007. Those Quarterly Reports disclosed that we lacked adequate internal controls and that we believe that a material weakness in our internal controls arose as the result of aggregating several specified significant deficiencies. Additional significant deficiencies which have come to our attention included (i) processes which were insufficient to recognize obligations for sales and use taxes, certain regulatory fees, predecessor entities and carrier credits and (ii) recordkeeping controls which were insufficient regarding tracking the issuance of options, the authorization of non-senior level bonuses, recording a transaction entered into on behalf of the Company involving the issuance and modification of warrants and maintaining supporting documentation for accounts receivable customer files.

During 2006, our current management team has initiated improvements to the internal accounting and recordkeeping controls, including the hiring our General Counsel and the utilization of outside tax and regulatory professionals, to address the above mentioned deficiencies.

We are continuing to evaluate and improve our internal control procedures, where applicable.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.
Not Applicable.

(b)	Pro Forma Financial Information.
Not Applicable

(c)	Exhibits

Exhibit No.	Description

Exhibit 99.1	Consolidated financial statements for years ended December 31, 2005 and 2004.

Exhibit 99.2	Press release dated February 27, 2007 announcing Glowpoint's consolidated financial statements for years ended December 31, 2005 and 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOWPOINT, INC.

BY:	/s/ Edwin F. Heinen
Edwin F. Heinen Chief Financial Officer

Date: February 27, 2007